UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2013 (May 16, 2013)

ARC Realty Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-186111	46-1406086
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 16, 2013, Boris Korotkin, 40, was appointed as executive vice president of ARC Realty Finance Trust, Inc. (the “Company”) to bolster the Company’s management team. Mr. Korotkin will serve as the Company’s executive vice president until his successor is duly elected and has qualified to serve in that capacity. There are no related party transactions involving Mr. Korotkin that are reportable under Item 404(a) of Regulation S-K. Mr. Korotkin replaces Imran Ahmed, who resigned from his capacity as the Company’s executive vice president on May 16, 2013.

Boris Korotkin has served as senior vice president for American Realty Capital since January 2013 and previously served as vice president of American Realty Capital from its inception in April 2008 until December 2012.  Mr. Korotkin has over 15 years of experience in the commercial real estate debt industry. While serving at American Realty Capital since its inception, Mr. Korotkin has arranged and closed over $3.5 billion of corporate credit facilities, senior mortgages and mezzanine financings.  In these efforts, Mr. Korotkin has worked with a variety of lenders including money center banks, regional banks, community banks, life insurance companies, pension companies and specialty lenders.  Prior to joining American Realty Capital in April 2008, Mr. Korotkin served as vice president of Transaction Structuring and Analysis for American Financial Realty Trust (“AFRT”) from January 1999 until March 2008 where he led the analysis team that was responsible for underwriting complex real estate acquisitions and financing transactions in the United States and Europe.  Prior to joining AFRT, Mr. Korotkin was a controller for Universal Packaging Corp. and an auditor for Ford Motor Credit Company.   Mr. Korotkin holds a bachelor’s degree from the Pennsylvania State University and an M.B.A. from LaSalle University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC REALTY FINANCE TRUST, INC.

Date: May 22, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch Chief Executive Officer